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                                   EXHIBIT 1
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     The securities covered by this Statement are held in a fiduciary capacity by National Bank of Commerce of Birmingham, a subsidiary of Alabama National Bancorporation. National Bank of Commerce of Birmingham is a bank as defined in
Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of the Schedule.